Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between AmerisourceBergen Corporation, a Delaware corporation (hereinafter the “Company”), and Steven H. Collis (the “Executive”), dated and effective as of February 19, 2004.

WHEREAS, the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation and Succession Planning Committee of the Board (the “Committee”), has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive as an officer or key employee of the Company or of an entity that is controlled, directly or indirectly, by the Company (each, a “Subsidiary”), and the Executive desires to continue to serve in that capacity;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. All Prior Agreements Superseded; Repayment of Loan.

(a) This Agreement supersedes, and the Executive shall not be entitled to any employment, termination or severance rights or benefits under, any other agreements between the Executive and the Company, any Subsidiary or any predecessor of any Subsidiary, including but not limited to the Employment Agreement dated September 1, 2000 between the Executive and Bergen Brunswig Corporation (now AmerisourceBergen Services Corporation), which agreement was (i) amended by the Settlement Agreement dated July 27, 2001 (the “Settlement Agreement”) between the Executive and Bergen Brunswig Corporation (now AmerisourceBergen Services Corporation) and (ii) assumed by the Company and supplemented and clarified by a letter agreement dated July 27, 2001 (the “Indemnity Letter”)(such agreement, as amended, assumed and supplemented, being referred to as the “Bergen Employment Agreement”). Any such other agreements, including but not limited to the Bergen Employment Agreement, will be null and void upon the execution and effectiveness of this Agreement. Notwithstanding the foregoing, nothing herein is intended to affect or modify (i) the Executive’s rights or obligations arising from the Settlement Agreement and the waiver and release executed by the Executive in connection therewith; (ii) any rights of the Executive to a Gross-Up Bonus as provided in the last sentence of the third paragraph of the Indemnity Letter; or (iii) any rights of the Executive to indemnity and reimbursement as provided in the fourth paragraph of the Indemnity Letter and in the penultimate paragraph (i.e., the numbered paragraph 3) of the Indemnity Letter.

(b) Within 10 business days after the execution of this Agreement, the Company will pay $1,500,000.00 to the Executive (subject to Section 12(d) of this Agreement). Within 20 business days after such execution, the Executive will pay $170,000.00 to the Company to discharge his obligations under a loan made to him in August 2001. Following receipt of such $170,000.00 payment, the Company will release and discharge all security (whether in the form of a pledge of stock or otherwise) held by the Company with respect to such loan.

2. Employment Period. The Company shall continue to employ the Executive, either directly or through a Subsidiary, and the Executive shall continue to serve the Company or any such Subsidiary, on the terms and conditions set forth in this Agreement, for the period beginning as of the date hereof (the “Employment Date”) and ending on December 31, 2005 (the “Employment Period”). In addition, the Employment Period shall automatically renew for periods of two years unless one party gives written notice to the other, at least 60 days prior to the end of the initial or any renewal period, as applicable, that the Agreement shall not be further extended. In addition, the Executive’s employment may be terminated as provided below in Section 5.

3. Position and Duties.

(a) As of the date of this Agreement, the Executive is employed as a Senior Vice President of the Company and the President of AmerisourceBergen Specialty Group operations. During the Employment Period, the Executive shall continue to be employed in such capacity or in such other capacity with the Company or any Subsidiary as may be determined from time to time by the Company, provided that any such other capacity shall be at a salary grade level that is substantially equivalent to or greater than the Executive’s salary grade level as of the date of this Agreement. As of the date of this Agreement, the Executive is a member of the Company’s Executive Management Committee. During the Employment Period, the Executive shall continue to be a member of the Company’s Executive Management Committee, if any, or any successor management committee to the Executive Management Committee, if any.

(b) During the Employment Period, and excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, any services that are approved by the Executive’s direct supervisor on corporate, civic or charitable boards or committees not significantly interfering with the performance of his responsibilities to the Employer (as defined below) or violating the provisions of Section 10, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Employer and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to him faithfully and efficiently. The “Employer” means the ABC Entity (as defined below) for which the Executive is employed from time to time during the Employment Period. “ABC Entity” means the Company or any Subsidiary, as the case may be.

4. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall continue to receive annual base salary at the rate in effect as of the date of this Agreement, payable in accordance with the regular payroll practices of the Employer. The Executive’s base salary shall be reviewed annually by (i) the Committee and/or (ii) the Chief Executive Officer or the President of the Company, in accordance with the Company’s standard practices for executives generally, and may be increased as determined by the Committee, in its sole discretion, or by any person or persons to whom the Committee has delegated such authority.

(b) Annual Bonus and Incentive Plans; Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in any short-term and long-term incentive programs established and/or maintained by the Company and/or the Employer for senior level executives of the Company and/or the Employer generally; (ii) the Executive shall be entitled to continue to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and/or the Employer to at least the same extent as other senior executives of the Company and/or the Employer; (iii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for continued participation in, and shall continue to receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and/or the Employer to at least the same extent as other senior executives of the Company and/or the Employer; and (iv) the Executive shall continue to be entitled to, and the Employer shall continue to provide the Executive with, not less than the number of weeks of paid vacation during each calendar year to which the Executive is entitled as of the date of this Agreement. In addition to the foregoing, the Executive shall be entitled to annual reimbursement of up to $5,000 per year for tax and financial planning and tax preparation.

(c) Restricted Stock Award. Within 10 business days following execution of this Agreement, the Company will grant to Executive, pursuant to a stock award under the

AmerisourceBergen Corporation 2002 Management Stock Incentive Plan (the “Plan”), 5,000 shares of common stock of the Company. These shares will be subject to the terms and conditions of the Company’s standard award agreement for stock awards granted under the Plan and shall become fully (100%) vested on the third anniversary of the date of grant, provided the Executive is employed by the Company on such vesting date. Notwithstanding the preceding sentence, the shares subject to the stock award shall become fully (100%) vested if the Executive’s employment terminates due to his death or Disability.

(d) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Employer for submission of expense reports, receipts, or similar documentation of such expenses.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death or long term Disability during the Employment Period. “Disability” shall be as defined under the Long Term Disability Plan of the Company or the Employer under which the Executive is then covered.

(b) By the Company. The Company may terminate the Executive’s employment under this Agreement during the Employment Period for Cause or without Cause. “Cause” means

(i) the continued failure by the Executive to substantially perform his duties as contemplated by this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than thirty days after a demand for substantial performance is delivered to the Executive by the Board or by the Chief Executive Officer or the President of the Company, which demand identifies the manner in which it is believed that the Executive has not substantially performed his duties;

(ii) the willful misconduct of the Executive materially and demonstrably injurious to the Company or the Employer (including, without limitation, any breach by the Executive of Section 10 of this Agreement); provided that no act or failure to act on the Executive’s part will be considered willful if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company or the Employer;

(iii) the Executive’s conviction of a misdemeanor, which, as determined in good faith by the Board, constitutes a crime of moral turpitude and gives rise to material harm to the Company or to any subsidiary or affiliate of the Company; or

(iv) the Executive’s conviction of a felony (including, without limitation, any felony constituting a crime of moral turpitude).

(c) By the Executive. The Executive may terminate employment under this Agreement for Good Reason or without Good Reason. “Good Reason” means:

(i) any reduction in the Executive’s Base Salary;

(ii) material failure by the Company or the Employer to comply with any provision of Sections 3 and 4 of this Agreement, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company or the Employer within 30 days after receipt of written notice thereof from the Executive; or

(iii) notice by the Company of non-renewal under Section 2.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. The Company shall have 20 days to remedy the conduct set forth in the Notice of Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the thirtieth business day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by the Company within the 20-day period. A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days’ advance written notice of the termination.

(d) Date of Termination. The “Date of Termination” means the date of the Executive’s death, the date of the Executive’s Disability, the date the termination of the Executive’s employment under this Agreement by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective. The Employment Period shall end on the Date of Termination. For all purposes of the Agreement, no termination of the Executive’s employment shall be deemed to have occurred if the Executive’s employment is transferred during the Employment Period from one ABC Entity as the Employer to another ABC Entity as the Employer.

6. Obligations of the Company upon Termination.

(a) By the Company Other Than for Cause; or By the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason:

(1) the Executive shall be entitled to continued payment for two years after the Date of Termination of (i) the Executive’s current base salary (as in effect on the Date of Termination), and (ii) an annual bonus equal to the average of the annual bonuses paid by the Company to the Executive over the prior three years (or if less than three years, the average bonus during such shorter period), which annual bonus shall be paid to the Executive each year at the time that bonuses generally are paid to employees of the Company during such year, and

(2) if after the Date of Termination the Executive elects to receive continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Executive shall be entitled to reimbursement from the Company for the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under the Company’s group health plans (as in effect from time to time) for the Executive and, to the extent permitted under COBRA, the Executive’s spouse and eligible dependents, such reimbursement not to exceed the COBRA rates for such coverage and, unless terminated sooner as described below, such reimbursement to continue for two years after the Date of Termination; provided, however, that the Executive shall be required to submit to the Company reasonable evidence of payment by the Executive of any such COBRA premiums in order to obtain reimbursement from the Company and that the Executive may not submit any requests for reimbursement of such payments more than once per calendar month; provided, further, that the Company, in its sole discretion, may elect for the first two calendar months (or portions thereof) of the two year period to remit any such payments directly on behalf of the Executive rather than requiring the Executive to remit such payments and seek reimbursement therefor from the Company; provided, further, that the obligations of the Company to reimburse any such payments shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the two year period: (i) the date of commencement of eligibility of the Executive under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Executive for Medicare benefits under Title XVIII of the Social Security Act (“Medicare Benefits”); and provided, further, that the Executive nevertheless shall be entitled to elect COBRA continuation coverage without reimbursement under the Company’s group health plans at the applicable COBRA premium rates through the date that is 18 months after the Date of Termination or, if earlier, the date that the Executive becomes covered under the group health plan of another employer or becomes eligible for Medicare Benefits, if the obligations of the Company to reimburse the Executive for COBRA premiums for continuation coverage under the Company’s group health plans should terminate prior to such date. Notwithstanding anything to the contrary set forth above, the Company, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans of the Company pursuant to which the coverage is provided, in which case the Company shall make supplemental severance payments to the Executive in monthly amounts equal to the amounts to which the Executive otherwise would have been entitled to reimbursement hereunder in respect of such coverage for the remainder of the period that the Company otherwise would have been obligated to make reimbursements hereunder to the Executive. Any amounts that are reimbursed to the Executive by the Company or paid directly to the Executive as supplemental severance payments will be considered taxable income to the Executive and any taxes on such amounts will be the Executive’s responsibility and subject to applicable tax withholding.

In addition, the Executive shall be entitled to receive executive level outplacement assistance under any outplacement assistance program then being maintained by the Company in accordance with the terms of any such program. The Company shall also pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Date of Termination (or, in the case of the pro-rated Annual Bonus Amount, at the time such bonus is generally paid), the Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall include but not be limited to, (W) the Executive’s base salary through the Date of Termination that has not yet been paid, (X) an amount representing a 100% target bonus for the Executive’s salary grade for the year of termination, multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Annual Bonus Amount”), (Y) any accrued but unpaid vacation pay, and (Z) similar unpaid items that have accrued and as to which the Executive has become entitled as of the Date of Termination, including declared but unpaid bonuses and unreimbursed employee business expenses; provided, however, that the Company’s obligation to make any payments, or cause any payments to be made, under this paragraph (a) to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive’s execution, and non-revocation, of a written release, substantially in the form attached hereto as Annex 1, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment under this Agreement or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit).

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination. In such event the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive; except for the rights provided in Section 4(c) and for any entitlements under the terms of any other plans or programs of the Company or the Employer in which the Executive participated and under which the Executive has become entitled to a benefit.

(c) By the Company for Cause; By the Executive Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive, or shall cause the Executive to be paid, the Executive’s base salary through the Date of Termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation pay, and unreimbursed employee business expenses, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company or the Employer in which the Executive participated and under which the Executive has become entitled to a benefit.

7. Change in Control. It is the intention of the parties that payments to be made to the Executive whether under the terms of this Agreement or otherwise shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (as amended from time to time) (the “Code) and any regulations thereunder. If the independent accountants serving as auditors for the Company on the date of this Agreement (or any other independent certified public accounting firm designated by the Company) determine that any payment or distribution by the Company or the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be nondeductible by the Company (or the Employer, to the extent applicable), under Section 280G of the Code (or any successor provision), then the amounts payable or distributable under this Agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible. The determination shall take into account (a) whether the payments or distributions are “parachute payments” under Section 280G, (b) the amount of payments and distributions under this Agreement that constitute reasonable compensation, and (c) the present value of such payments and distributions determined in accordance with Treasury Regulations in effect from time to time. The Executive shall have the right to designate which payments or distributions will be reduced. Nothing in this Section 7 is intended to affect or modify the Executive’s rights as described in Section 1(a) or to reduce or otherwise diminish the amounts payable to the Executive under Section 1(b).

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Employer for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company or the Employer shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

9. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

10. Confidential Information; Non-solicitation; Non-competition.

(a) The Executive agrees and acknowledges that by reason of his employment by and service to the Company, he will have access to, become exposed to and/or become knowledgeable about confidential information of the Company (the “Confidential Information”) from time to time during the Employment Period, including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to the Company’s competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company. Executive agrees that at no time during or after the Employment Period will he disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of the Company. The Executive also agrees to be subject to the Company’s Code of Ethics and Business Conduct as in effect from time to time during the Employment Period.

(b) The Executive acknowledges that the Company is generally engaged in business throughout the United States. During the Executive’s employment by the Company and for two years after the Date of Termination or the expiration of the final Employment Period, as applicable, the Executive agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any of the following corporations, partnerships, proprietorships, firms, associations or other business entities: Cardinal Health, Inc., McKessonHBOC Corporation, Medco Health, Inc., Priority Healthcare Corporation and US Oncology, Inc.; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph. During such two-year period, Executive also agrees to make himself reasonably available to the Company for consulting at a per diem rate that reflects his annual salary as in an effect prior to his termination of employment (plus reimbursement of Executive’s reasonable expenses). Notwithstanding the foregoing, the Executive shall be relieved of the covenants provided for in this subsection in the event that the Company fails to make payments to Executive as provided for in Section 6(a) of this Agreement.

(c) The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (b) of this Section 10 induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Date of Termination.

(d) The Executive acknowledges and agrees that the restrictions contained in this Section 10 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive’s own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.

(e) The Executive further acknowledges and agrees that a breach of the restrictions in this Section 10 will not be adequately compensated by monetary damages. The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, the Company shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available to the Company. In the event that the provisions of this Section 10 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.

(f) If the Executive breaches his obligations under this Section 10, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(g) For purposes of this Section 10, the term “Company” shall be deemed to include the Company and any other ABC Entity.

11. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Steven H. Collis

17718 Cedar Creek Canyon

Dallas, TX 75252

If to the Company:

AmerisourceBergen Corporation

1300 Morris Drive, Suite 100

Chesterbrook, PA 19087

Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provision of this Agreement, the Company or the Employer may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (a) of Section 6 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Company will pay the actual legal counsel fees reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement. In order for the Executive to be entitled to such payment by the Company, the Executive must provide the Company with a copy of the invoice of his legal counsel, showing in reasonable detail the legal services performed, the dates when such services were performed and applicable hourly rates, subject to redaction of any confidential and privileged detail.

(g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

13. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 4, 6, 7, 10 and 12.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

AMERISOURCEBERGEN CORPORATION

By:
Name:
Title:
EXECUTIVE

/s/ Steven H. Collis
Steven H. Collis

ANNEX 1

SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of             ,             , by and between AmerisourceBergen Corporation (the “Company”) and              (the “Executive”).

WHEREAS, Executive formerly was employed as             ;

WHEREAS, Executive and Company entered into an Employment Agreement, dated                  ,             , (the “Employment Agreement”) which provides for certain severance benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective                              ,          (the “Date of Resignation”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity (“Claims”), which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any Claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other Claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any Claims for attorneys’ fees and costs; provided, however, that this release does not extend to (i) any Claims for indemnification arising out of Executive’s Employment Agreement or rights referenced therein, the Company’s Certificate of Incorporation, the Company’s By-laws, the Delaware General Corporation Law or any other applicable law under which officers or employees of the Company are entitled to indemnification; (ii) any Claims for any benefit that has accrued and is due to Executive as of the date of this Agreement under any plan or program of the Company in which Executive participated but that has not yet been satisfied as of the date of this Agreement; (iii) any Claims for the Accrued Obligations (which is defined in Section 6(a) of the Employment Agreement); (iv) any Claims for benefits under any applicable worker’s compensation law; or (v) any Claims arising out of this Agreement. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Executive represents and affirms that (i) with respect to any Claims released in this Agreement Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; (ii) [EITHER] Executive has not reported any improper, unethical or illegal conduct or activities of the Company and its subsidiaries and affiliates, and their respective employees and representatives, to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities [OR] to the extent Executive is aware of any improper, unethical or illegal conduct or activities of the Company and its subsidiaries and affiliates, and their respective employees and representatives, all such conduct or activities have been reported to [specify]; and (iii) with respect to any Claims released in this Agreement Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

2. In consideration of the Company’s agreements as set forth in Paragraph 5 herein, Executive agrees to be bound by the terms of Section 9 of the Employment Agreement.

3. Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.

4. Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement; provided that in order to constitute a breach of this Agreement, the disparagement, subversion or statement must result, directly or indirectly, in material harm or material detriment to the Company (whether monetary or non-monetary).

5. In consideration for Executive’s agreement as set forth herein, the Company agrees that the Company shall provide the following:

[insert description of severance to which the Executive is entitled under the Employment Agreement]

6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of claims against the Company, as specified above, Executive would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

7. Executive acknowledges and agrees that, except to the extent of any remaining Accrued Obligations, the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s employment agreement or offer letter with the Company, or the terms of this Agreement.

8. Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor (i.e., such terms as have not been previously made public through disclosure by the Company). Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder which results in material harm to the Company constitutes a material breach of this Agreement.

9. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s counsel; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. The parties acknowledge that should any party breach his or its obligations hereunder, the aggrieved party may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

13. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief in the event of any breach of this Agreement by Executive, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Company further agrees that the Executive shall be entitled to preliminary and permanent injunctive relief in the event of any breach of this Agreement by the Company, without the necessity of proving actual damages, which right shall be cumulative and in addition to any other rights or remedies to which the Executive may be entitled.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

15. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship, except to the extent otherwise provided in Paragraph 1(a) of this Agreement;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f) Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this          day of             ,         .

Witness:
[Executive]

AMERISOURCEBERGEN CORPORATION

By:	Witness:
Name:
Title: